Exhibit 99.1

PRESS RELEASE

Mid Penn Bancorp, Inc.

2407 Park Drive

Harrisburg, PA 17110

1-866-642-7736

CONTACTS

Rory G. Ritrievi President & Chief Executive Officer	Allison S. Johnson Chief Financial Officer

MID PENN BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

AND DECLARES DIVIDEND

July 27, 2022 – Harrisburg, PA – Mid Penn Bancorp, Inc. (NASDAQ: MPB) (“Mid Penn”), the parent company of Mid Penn Bank (the “Bank”) and MPB Financial Services, LLC, today reported net income available to common shareholders (“earnings”) for the quarter ended June 30, 2022 of $12.3 million, or $0.77 per common share basic and diluted.

Key Highlights in the Second Quarter of 2022

•	Earnings increased $898 thousand and $0.06 per common share diluted to $12.3 million, or $0.77, respectively, for the quarter ended June 30, 2022 compared to the quarter ended March 31, 2022.

•	Tax equivalent net interest margin increased to 3.45% from 3.21% in the prior quarter and 3.34% in the same period prior year.

•

Loans grew 8% (annualized) during the three months ended June 30, 2022 from the first quarter of 2022. Loans, excluding Payroll Protection Program (“PPP”) loans (1), grew 11% (annualized) during the three months ended June 30, 2022 from the first quarter of 2022.

•	Asset quality continues to remain strong with both nonperforming loans to total loans and nonperforming assets to total loans plus other real estate at 25 basis points (“bp”) at June 30, 2022.

•	Book value per common share increased to $31.23 and tangible book value per share (1) increased to $23.57 at June 30, 2022, compared to $30.96 and $23.31, respectively, at March 31, 2022.

“The team at Mid Penn is proud to deliver these second quarter results to our shareholders. The second quarter was our first full quarter after the completion of the Riverview acquisition and resulting customer conversion and branch optimization plan and it was also the first quarter in the last 8 with very little impact from PPP loans,” said Rory G. Ritrievi, President and CEO. “The quarter was successful due to strong, high quality and profitable organic loan growth of 11% annualized, smart balance sheet management, continued strength in asset quality and of course a healthy reduction in expenses. Within the quarter, we saw a 7.6% improvement in net interest margin, a 12.2% improvement in ROA, a 6.4% improvement in ROE, a 6.0% improvement in ROTCE, a 7.3% improvement in our efficiency ratio(1) and an increase in the allowance of loan and lease losses to nonperforming assets to 211.7%. Those trends are all encouraging as we head into the last half of the year.”

With this successful quarter, the Board is pleased to announce a quarterly cash dividend of $0.20 per share of common stock was declared at its meeting on July 27, 2022, payable on August 22, 2022 to shareholders of record as of August 10, 2022.

Net Interest Income and Average Balance Sheet

For the three months ended June 30, 2022, net interest income was $35.4 million compared to net interest income of $34.4 million for the three months ended March 31, 2022 and $26.9 million for the three months ended June 30, 2021. The tax-equivalent net interest margin for the three months ended June 30, 2022 was 3.45% versus 3.21% for the first quarter of 2022 and 3.34% for the second quarter of 2021, a 24 and 11 bp, respectively, increase compared to the prior quarter and the same period in 2021.The linked quarter increase was the result of a 22 bp increase in the yield on interest-earning assets and a 4 bp decrease in the rate on interest-bearing liabilities, partially offset by a $236.5 million decrease in average interest-earning assets. The increase in the yield on interest-earning assets was

(1)	Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

the result of a combination of excess cash being re-deployed into higher yielding investment securities and the increase in fed fund rates during the second quarter of 2022. The decrease in the rate on interest-bearing liabilities was primarily the result of a lag in the repricing of deposits as well as the strategic decision to allow higher cost time deposits obtained through the Riverview acquisition to run-off.

For the six months ended June 30, 2022, net interest income was $69.8 million, a $17.6 million, or 33.8%, increase compared to net interest income of $52.2 million for the six months ended June 30, 2021. The year-over-year increase in net interest income was positively impacted by (i) the acquisition of Riverview; (ii) the deployment of Fed Funds into higher yielding investment securities since September 30, 2021; (iii) interest and fees from core loan growth since June 30, 2021; and (iv) reduced interest expense due to the lower cost of deposits in the six months ended June 30, 2022 when compared to the same period in 2021. The tax-equivalent net interest margin for the six months ended June 30, 2022 was 3.33%, a 7 bp decrease compared to 3.40% for six months ended June 30, 2021. The decrease was primarily the result of a 28 bp decrease in the yield on interest-earning assets. The overall decrease in net interest margin for the six months ended June 30, 2022 was driven by the reduction of PPP fees recognized during the first six months of 2021, partially offset by the improvement in cost of interest-bearing liabilities.

The three months ended June 30, 2022 included the recognition of $652 thousand of PPP loan processing fees, a decrease of $5.6 million compared to $6.2 million of PPP loan processing fees recognized during the same period in 2021. These PPP fees are recognized as interest income over the term of the respective loan, or sooner if the loans are forgiven by the U.S. Small Business Administration (“SBA”), or the borrower otherwise pays down principal prior to the loan’s stated maturity. The six months ended June 30, 2022 included the recognition of $3.6 million of PPP loan processing fees, a decrease of $7.7 million compared to $11.3 million of PPP loan processing fees recognized during the same period in 2021. These PPP fees are recognized as interest income over the term of the respective loan, or sooner if the loans are forgiven by the U.S. Small Business Administration (“SBA”), or the borrower otherwise pays down principal prior to the loan’s stated maturity. As of June 30, 2022, there was $171 thousand in deferred fees related to PPP loans that we anticipate will be recognized during the third quarter of 2022.

Total average assets were $4.5 billion for the second quarter of 2022, reflecting a decrease of $231.0 million, or 4.9%, compared to total average assets of $4.7 billion for the first quarter of 2022, and an increase of $1.1 billion, or 29.9%, compared to total average assets of $3.4 billion second quarter of 2021.  The decrease in total average assets from the prior quarter was primarily due to the reduction in federal funds sold. Total average assets were $4.6 billion for the first half of 2022, reflecting an increase of $1.3 billion, or 38.3%, compared to total average assets of $3.3 billion the same period of 2021. The increase in total average assets for both the quarter and year to date as of June 30, 2021 to June 30, 2022 was primarily attributable to the acquisition of Riverview, effective November 30, 2021.

Total average loans were $3.1 billion for the second quarter of 2022, reflecting a decrease of $25.9 million, or 0.8%, compared to total average loans in the first quarter of 2022, and an increase of $520.0 million, or 19.9%, compared to total average loans of $2.6 billion for the second quarter of June 30, 2021. The decrease from the prior quarter was a result of the forgiveness of $34.9 million in PPP loans, which was partially offset by new loan originations. Total average loans were $3.1 billion for the first six months of 2022, reflecting an increase of $545.4 million, or 21.2%, compared to total average loans in the same period of 2021. The year-over-year growth is largely attributable to the Riverview acquisition on November 30, 2021.

Total average deposits were $3.8 billion for the second quarter of 2022, reflecting a decrease of $162.0 million, or 4.0%, compared to total average deposits in the first quarter of 2022, and an increase of $1.1 billion, or 19.9%, compared to total average deposits of $2.6 billion second quarter of 2021. The decrease in total average deposits during the second quarter was attributable to the maturity of certificates of deposit, which have renewed into lower rates, migrated to other deposit or retail investment products, or exited the Bank. We strategically right-sized our average cost of deposits through our targeted deposit run-off.  The average cost of deposits was 0.21% for the second quarter of 2022, representing a 2 bp decrease from the first quarter of 2022 and a 22 bp decrease from the second quarter of 2021. Total average deposits were $3.9 billion for the first half of 2022, reflecting an increase of $1.3 billion, or 47.9%, compared to total average deposits of $2.6 billion same period of 2021. The growth in average deposits compared to June 30, 2021 was positively impacted by the Riverview acquisition and significant increases in noninterest-bearing, interest-bearing, and money market deposits, primarily due to both expanded cash management and commercial deposit account relationships, and new deposits established as a result of Mid Penn’s PPP loan funding activities.

Asset Quality

The provision for loan and lease losses was $1.7 million for the three months ended June 30, 2022, an increase of $1.2 million compared to the provision for loan losses of $500 thousand for the three months ended March 31, 2022 and an increase of $525 thousand compared to the three months ended June 30, 2021. The provision for loan and lease losses was $2.2 million for the six months ended June 30, 2022, an increase of $75 thousand compared to the provision for loan losses for the same period of 2021. The increase in the provision for the three and six months ended June 30, 2022 was the result of one partially legacy commercial relationship that was downgraded from substandard accrual to substandard non-accrual during the quarter and the growth in total loans since the end of the second quarter of 2021. The allowance for loan and lease losses and the related provision reflects Mid Penn’s continued application of the incurred loss method for estimating credit losses. We will adopt the current expected credit loss (“CECL”) accounting standard, as required, effective January 1, 2023.

Total nonperforming assets were $8.0 million at June 30, 2022, a decrease compared to nonperforming assets of $10.5 million at December 31, 2021 and $8.7 million at June 30, 2021. The decrease in nonperforming assets since December 31, 2021 was primarily the result of the successful workout of two non-accrual home equity loans amongst one relationship totaling $2.3 million during the first quarter of 2022. The nonperforming assets included acquired impaired loans assumed in the Riverview transaction totaling $3.3 million as of December 31, 2021.

The allowance for loan and lease losses as a percentage of total loans including PPP loans was 0.53% at June 30, 2022, compared to 0.49% at March 31, 2022 and 0.47% at December 31, 2021. The ratios as of June 30, 2022 and December 31, 2021, were affected by the addition of the Riverview acquired loans, which, in accordance with purchase accounting principles, were recorded at fair value at the time of acquisition with no related allowance for loan and lease losses.

Capital

Shareholders’ equity increased $5.8 million, or 1.2%, from $490.1 million as of December 31, 2021 to $495.8 million as of June 30, 2022. Regulatory capital ratios for both Mid Penn and its banking subsidiary indicate regulatory capital levels in excess of the regulatory minimums and the levels necessary for the Bank to be considered “well capitalized” at both June 30, 2022 and December 31, 2021.

Share Repurchase Program

During the second quarter of 2022, Mid Penn repurchased 103,912 shares of outstanding common stock at an average price of $26.88 under its treasury stock repurchase program (“Program”). The Program authorized the repurchase of up to $15.0 million of Mid Penn’s outstanding common stock, of which $10.3 million remains available for repurchase.

Noninterest Income

For the three months ended June 30, 2022, noninterest income totaled $5.2 million, a decrease of $520 thousand, or 9.0%, compared to noninterest income of $5.8 million for the first quarter of 2022, primarily driven by decreases of $444 thousand in other income, $234 thousand in service charges on deposits, $224 thousand in mortgage banking income and a $166 thousand change in the net gain on sales of SBA loans. The decrease in other income was primarily the result of a higher fair value gain on a swap in the first quarter of 2022 compared to the second quarter of 2022. Service charges on deposits decreased as a result of certain Riverview legacy fees being aligned with Mid Penn fees at the end of the first quarter of 2022. The decrease in mortgage banking income was the result of increasing mortgage interest rates slowing mortgage loan originations and secondary-market loan sales and gains during the second quarter of 2022. These decreases were partially offset by increases of $153 thousand in income from fiduciary activities, $71 thousand in ATM debit card interchange income and $14 thousand in merchant services income.

Compared to the second quarter of 2021, noninterest income in the second quarter of 2022 decreased $422 thousand, or 7.5%, driven by a $2.5 million decrease in mortgage banking income, a $122 thousand decrease in merchant services income and a $114 thousand lower net gain on sales of SBA loans. The decreases were partially offset by an $877 thousand increase in other income, a $663 thousand increase in income from fiduciary activities, a $472 thousand increase in ATM debit card interchange income and a $273 thousand increase in service charges on deposits. Other income increased as a result of income in the second quarter of 2022 from a hedging program related to mortgage derivative activities that Mid Penn did not participate in during the second quarter of 2021, as well as a result of a fair value gain on a swap in the second quarter of 2022 compared to no fair value gain in the second quarter of 2021. The increase in income from fiduciary activities was attributable to favorable growth in trust assets under management and increased sales of retail investments products, as a result of successful business development efforts by Mid Penn’s trust and wealth management team. ATM debit card interchange income and service charges on deposits increased primarily as a result of a higher volume of transactional deposit accounts, including deposit accounts assumed in the Riverview acquisition.

For the six months ended June 30, 2022, noninterest income totaled $11.0 million, an increase of $616 thousand, or 5.9%, compared to noninterest income of $10.4 million for the first six months of 2021, primarily driven by increases of $2.2 million in other income, $1.2 million in income from fiduciary activities, $961 thousand in ATM debit card interchange income and $805 thousand in service charges on deposits. The increase in other income was primarily the result of a fair value gain on a swap in the first half of 2022 compared to the same period of 2021. The increases in fiduciary activities was a result of increased activity in the wealth management area and the Riverview transaction. The other increases mentioned were primarily the result of the Riverview transaction. These favorable variances were partially offset by a decrease in mortgage banking income of $4.3 million for the six months ended June 30, 2022 compared to the same period of 2021 due to increasing mortgage interest rates slowing mortgage loan originations and secondary-market loan sales and gains during 2022.

Mortgage banking income decreased as interest rates increased in response to the increase in the fed funds rate during the first half of 2022. As a result of the corresponding mortgage rate increases and an increase in property values driven by supply shortfalls and high liquidity levels among buyers, the mortgage loan refinancing market has slowed, and purchase money mortgage originations have slowed relative to the lending volumes seen in the past several years.

Noninterest Expense

For the three months ended June 30, 2022, noninterest expense totaled $23.9 million, a decrease of $1.8 million, or 7.1%, compared to noninterest expense of $25.7 million for the first quarter of 2022. Most categories of noninterest expense decreased during the second quarter of 2022, as a result of cost savings fully recognized in the second quarter of 2022 from the completion of the Riverview acquisition. The most significant cost savings were in salaries and benefits.

Compared to the second quarter of 2021, noninterest expense in the second quarter of 2022 increased $4.5 million, or 22.9%, primarily as a result of higher expenses from the Riverview acquisition, most significantly increases of $2.4 million in salaries and benefits and $2.0 million in other expenses. The increases were partially offset by decreases of $712 thousand in mortgage banking profit-sharing expense, $522 thousand of post-acquisition restructuring expense in 2021 and $240 thousand in charitable contributions qualifying for state tax credits.

For the six months ended June 30, 2022, noninterest expense totaled $49.7 million, an increase of $12.6 million, or 34.2%, compared to noninterest expense of $37.1 million for the same period of 2021 primarily as a result of higher expenses from the Riverview acquisition, most significantly increases of $6.1 million in salaries and benefits and $4.7 million in other expenses.

The provision for income taxes was $2.8 million during the three months ended June 30, 2022, compared to $2.6 million and $2.3 million of income tax provision recorded for the first quarter of 2022 and the second quarter of 2021, respectively. The provision for income taxes for the three months ended June 30, 2022 reflects a combined Federal and State effective tax rate of 18.5% compared to 18.4% and 19.4% for the first quarter of 2022 and the second quarter of 2021, respectively. The provision for income taxes was $5.3 million during the six months ended June 30, 2022, compared to $4.5 million of income tax provision recorded for the first half of 2021. The provision for income taxes for the six months ended June 30, 2022 reflects a combined Federal and State effective tax rate of 18.4% compared to 19.1% for the same period of 2021. The decrease in the effective tax rate compared to the periods of the prior year reflects higher tax-exempt interest recognized due to an increase in tax-exempt securities being held in the investment security portfolio when compared to the prior year, the favorable treatment of the increase in cash surrender value on bank owned life insurance policies, which are nontaxable for federal tax purposes, and the expansion of low income housing tax credit projects (“Projects”) acquired in the Riverview transaction, as well as Mid Penn legacy Projects. These decreases were partially offset by higher income before taxes in both periods of 2022.

The efficiency ratio(1) was 57.57% in the second quarter of 2022, compared to 62.12% in the first quarter of 2022, and 57.42% in the second quarter of 2021. The improvement in the efficiency ratio during the second quarter 2022 was due to the cost savings being realized from the Riverview acquisition. The efficiency ratio was 59.83% for the six months ended June 30, 2022, compared to 57.47% for the six months ended June 30, 2021. The increase in the efficiency ratio during the six months ended June 30, 2022 was primarily due to the increase in salary and benefit expenses related to Riverview employees retained through conversion.

Merger & Acquisition Activity

On November 30, 2021, Mid Penn announced the successful completion of the merger acquisition of Riverview. The acquisition of Riverview impacted periods presented within this report. For more information regarding this transaction, please see Mid Penn’s Annual Report on Form 10-K for the year ended December 31, 2021.

Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.  The statements are valid only as of the date hereof and Mid Penn disclaims any obligation to update this information.

(1)	Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made regarding the subjects of this release, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement.  Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates, spreads on earning assets and interest-bearing liabilities, and interest rate sensitivity; prepayment speeds, loan originations, credit losses and market values on loans, collateral securing loans, and other assets; sources of liquidity; common shares outstanding; common stock price volatility; the length and extent of the COVID-19 pandemic; fair value of and number of stock-based compensation awards to be issued in future periods; the impact of changes in market values on securities held in Mid Penn’s portfolio; the success and timing of PPP loan repayment and forgiveness; legislation affecting the financial services industry as a whole, and Mid Penn and Mid Penn Bank individually or collectively, including tax legislation; results of the regulatory examination and supervision process and oversight, including changes in monetary policy and capital requirements; changes in accounting policies or procedures as may be required by the Financial Accounting Standards Board or regulatory agencies; increasing price and product/service competition by competitors, including new entrants; rapid technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; the mix of products/services; containing costs and expenses; governmental and public policy changes; protection and validity of intellectual property rights; reliance on large customers; technological, implementation and cost/financial risks in large, multi-year contracts; the outcome of future litigation and governmental proceedings, including tax-related examinations and other matters; continued availability of financing; the availability of financial resources in the amounts, at the times and on the terms required to support Mid Penn and Mid Penn Bank’s future businesses; material differences in the actual financial results of merger, acquisition and investment activities compared with Mid Penn’s initial expectations, including the full realization of anticipated cost savings and revenue enhancements; the possibility that the anticipated benefits of the Riverview transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Mid Penn does business;   diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the Riverview transaction; the ability to complete the integration of Mid Penn and Riverview successfully; the dilution caused by Mid Penn’s issuance of additional shares of its capital stock in connection with the Riverview transaction; and other factors that may affect the future results of Mid Penn.

For a more detailed description of these and other factors which would affect our results, please see Mid Penn’s filings with the SEC, including those risk factors identified in the "Risk Factors" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2021 and subsequent filings with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by Mid Penn on its website or otherwise. Mid Penn assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

SUMMARY FINANCIAL HIGHLIGHTS (Unaudited):

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021
Ending Balances:
Investment securities	$618,184	$508,658	$392,619	$158,311	$161,702
Net loans	3,163,157	3,106,384	3,089,799	2,356,196	2,480,476
Total assets	4,310,163	4,667,174	4,689,425	3,453,187	3,461,792
Total deposits	3,702,587	3,989,037	4,002,016	2,961,881	2,782,124
Shareholders' equity	495,835	494,161	490,076	349,308	341,569
Average Balances:
Investment securities	580,406	462,648	286,134	158,296	148,972
Net loans	3,129,334	3,103,469	2,319,544	2,422,378	2,609,803
Total assets	4,465,906	4,696,894	3,579,649	3,508,757	3,437,692
Total deposits	3,837,135	3,999,074	3,007,955	2,870,885	2,715,875
Shareholders' equity	495,681	494,019	403,010	345,816	312,006

Income Statement:	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021
Net interest income	$35,433	$34,414	$29,372	$26,994	$26,877
Provision for loan and lease losses	1,725	500	370	425	1,150
Noninterest income	5,230	5,750	5,660	5,509	5,652
Noninterest expense	23,915	25,745	34,072	20,019	19,456
Income before provision for income taxes	15,023	13,919	590	12,059	11,923
Provision for income taxes	2,771	2,565	(17)	2,272	2,310
Net income available to shareholders	12,252	11,354	607	9,787	9,613
Net income excluding non-recurring expenses (1)	12,252	11,614	10,266	9,943	10,025

Per Share:
Basic earnings per common share	$0.77	$0.71	$0.05	$0.86	$0.93
Diluted earnings per common share	$0.77	$0.71	$0.05	$0.86	$0.93
Cash dividends declared	$0.20	$0.20	$0.20	$0.20	$0.20
Book value per common share	$31.23	$30.96	$30.71	$30.55	$29.94
Tangible book value per common share (1)	$23.57	$23.31	$22.99	$24.75	$24.10

Asset Quality:
Net charge-offs (recoveries) to average loans (annualized)	-0.001%	-0.007%	0.001%	0.149%	0.004%
Non-performing loans to total loans	0.25%	0.25%	0.32%	0.29%	0.35%
Non-performing asset to total loans and other real estate	0.25%	0.26%	0.32%	0.29%	0.35%
Non-performing asset to total assets	0.19%	0.18%	0.22%	0.20%	0.25%
ALLL to total loans	0.53%	0.49%	0.47%	0.60%	0.59%
ALLL to nonperforming loans	211.66%	190.84%	146.23%	209.90%	169.50%

Profitability:
Return on average assets	1.10%	0.98%	0.06%	1.11%	1.12%
Return on average equity	9.91%	9.32%	0.61%	11.23%	12.36%
Return on average tangible common equity (1)	13.59%	12.82%	1.26%	14.20%	15.72%
Net interest margin	3.45%	3.21%	3.48%	3.26%	3.34%
Efficiency ratio (1)	57.57%	62.12%	61.34%	60.33%	57.42%

Capital Ratios:
Tier 1 Capital (to Average Assets)	9.0%	8.4%	8.1%	8.6%	8.8%
Common Tier 1 Capital (to Risk Weighted Assets)	11.5%	11.7%	11.7%	13.2%	13.1%
Tier 1 Capital (to Risk Weighted Assets)	11.8%	12.0%	12.0%	13.2%	13.1%
Total Capital (to Risk Weighted Assets)	14.1%	14.4%	14.6%	15.8%	15.8%

(1)	Non-GAAP financial measure. Refer to the calculation on the section titled “Reconciliation of Non-GAAP Measures” at the end of this document.

CONSOLIDATED BALANCE SHEETS (Unaudited):
(Dollars in thousands, except share data)	Jun. 30, 2022	Mar. 31, 2022	Dec. 31, 2021	Sept. 30, 2021	Jun. 30, 2021
ASSETS
Cash and due from banks	$64,440	$54,961	$41,100	$40,134	$35,815
Interest-bearing balances with other financial institutions	4,909	3,187	146,031	2,536	1,234
Federal funds sold	167,437	700,283	726,621	712,272	599,298
Total cash and cash equivalents	236,786	758,431	913,752	754,942	636,347

Investment securities held to maturity, at amortized cost	399,032	363,145	329,257	152,791	153,032
Investment securities available for sale, at fair value	218,698	145,039	62,862	5,015	8,162
Equity securities available for sale, at fair value	454	474	500	505	508
Loans held for sale	9,574	7,474	11,514	23,154	24,202
Loans and leases, net of unearned interest	3,180,033	3,121,531	3,104,396	2,370,429	2,495,192
Less: Allowance for loan and lease losses	(16,876)	(15,147)	(14,597)	(14,233)	(14,716)
Net loans and leases	3,163,157	3,106,384	3,089,799	2,356,196	2,480,476

Bank premises and equipment, net	33,732	33,612	33,232	25,562	24,758
Bank premises and equipment held for sale	2,574	3,098	3,907	—	—
Operating lease right of use asset	8,326	8,751	9,055	9,942	10,364
Finance lease right of use asset	2,997	3,042	3,087	3,132	3,177
Cash surrender value of life insurance	50,169	49,907	49,661	17,406	17,332
Restricted investment in bank stocks	4,234	7,637	9,134	7,906	6,816
Accrued interest receivable	12,902	11,584	11,328	10,008	10,638
Deferred income taxes	13,780	11,974	10,779	4,133	5,465
Goodwill	113,835	113,835	113,835	62,840	62,840
Core deposit and other intangibles, net	7,729	8,250	9,436	3,537	3,804
Foreclosed assets held for sale	69	125	—	11	11
Other assets	32,115	34,412	28,287	16,107	13,860
Total Assets	$4,310,163	$4,667,174	$4,689,425	$3,453,187	$3,461,792
LIABILITIES & SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing demand	$850,180	$866,965	$850,438	$661,890	$692,016
Interest-bearing demand	1,023,027	1,050,923	1,066,852	745,833	629,375
Money Market	999,556	1,159,809	1,076,593	905,742	810,067
Savings	354,677	358,186	381,476	205,842	206,724
Time	475,147	553,154	626,657	442,574	443,942
Total Deposits	3,702,587	3,989,037	4,002,016	2,961,881	2,782,124

Short-term borrowings	—	—	—	—	196,889
Long-term debt	4,592	74,681	81,270	74,858	74,944
Subordinated debt	73,995	74,134	73,645	44,599	44,593
Operating lease liability	10,324	10,923	11,363	10,950	11,387
Accrued interest payable	1,542	2,067	1,791	1,901	2,122
Other liabilities	21,288	22,171	29,264	9,690	8,164
Total Liabilities	3,814,328	4,173,013	4,199,349	3,103,879	3,120,223

Shareholders' Equity:
Common stock, par value $1.00 per share; 20.0 million shares authorized	16,081	16,059	16,056	11,532	11,507
Additional paid-in capital	386,128	385,765	384,742	246,830	246,546
Retained earnings	108,265	99,206	91,043	92,722	85,220
Accumulated other comprehensive (loss) income	(9,759)	(4,946)	158	147	219
Treasury stock	(4,880)	(1,923)	(1,923)	(1,923)	(1,923)
Total Shareholders’ Equity	495,835	494,161	490,076	349,308	341,569
Total Liabilities and Shareholders' Equity	$4,310,163	$4,667,174	$4,689,425	$3,453,187	$3,461,792

CONSOLIDATED STATEMENTS OF INCOME (Unaudited):
(Dollars in thousands, except per share data)	Three Months Ended					Six Months Ended
	Jun. 30	Mar. 31	Dec. 31	Sept. 30	Jun. 30	Jun. 30	Jun. 30
	2022	2022	2021	2021	2021	2022	2021
INTEREST INCOME
Interest and fees on loans and leases	$34,264	$35,016	$31,021	$29,590	$29,835	$69,280	$58,165
Interest and dividends on investment securities:
U.S. Treasury and government agencies	2,329	1,536	715	285	225	3,865	403
State and political subdivision obligations, tax-exempt	379	336	288	279	278	715	555
Other securities	504	417	329	277	291	921	593
Total Interest and Dividends on Investment Securities	3,212	2,289	1,332	841	794	5,501	1,551

Interest on other interest-bearing balances	8	13	8	1	2	21	4
Interest on federal funds sold	736	314	324	308	98	1,050	177
Total Interest Income	38,220	37,632	32,685	30,740	30,729	75,852	59,897
INTEREST EXPENSE
Interest on deposits	2,019	2,294	2,536	2,909	2,916	4,313	5,882
Interest on short-term borrowings	—	—	—	133	232	—	406
Interest on long-term and subordinated debt	768	924	777	704	704	1,692	1,407
Total Interest Expense	2,787	3,218	3,313	3,746	3,852	6,005	7,695
Net Interest Income	35,433	34,414	29,372	26,994	26,877	69,847	52,202
PROVISION FOR LOAN AND LEASE LOSSES	1,725	500	370	425	1,150	2,225	2,150
Net Interest Income After Provision for Loan and Lease Losses	33,708	33,914	29,002	26,569	25,727	67,622	50,052
NONINTEREST INCOME
Mortgage banking income	305	529	1,932	3,162	2,841	834	5,220
Income from fiduciary and wealth management activities	1,205	1,052	778	618	542	2,257	1,098
Service charges on deposits	450	684	439	223	177	1,134	329
ATM debit card interchange income	1,128	1,057	834	630	656	2,185	1,224
Net gain (loss) on sales of SBA loans	119	(9)	409	105	355	110	455
Merchant services income	87	73	72	58	209	160	301
Earnings from cash surrender value of life insurance	262	246	135	74	75	508	149
Net gain on sales of investment securities	—	—	—	79	—	—	—
Other income	1,674	2,118	1,061	560	797	3,792	1,588
Total Noninterest Income	5,230	5,750	5,660	5,509	5,652	10,980	10,364
NONINTEREST EXPENSE
Salaries and employee benefits	12,340	13,244	11,838	10,342	9,933	25,584	19,531
Occupancy expense, net	1,655	1,799	1,412	1,318	1,317	3,454	2,797
Equipment expense	1,112	1,011	864	745	741	2,123	1,492
Software licensing and utilization	1,821	2,106	1,839	1,551	1,497	3,927	2,942
FDIC Assessment	506	591	524	461	433	1,097	903
Legal and professional fees	694	639	388	610	555	1,333	981
Charitable contributions qualifying for State tax credits	125	65	797	—	365	190	635
Mortgage banking profit-sharing expense	33	145	566	1,140	745	178	865
(Gain) loss on sale or write-down of foreclosed assets, net	(15)	(16)	1	(7)	(19)	(31)	(19)
Intangible amortization	521	481	357	266	276	1,002	557
Merger and acquisition expense	—	—	2,347	198	522	—	522
Post-acquisition restructuring expense	—	329	9,880	—	—	329	—
Other expenses	5,123	5,351	3,259	3,395	3,091	10,474	5,808
Total Noninterest Expense	23,915	25,745	34,072	20,019	19,456	49,660	37,014
INCOME BEFORE PROVISION FOR INCOME TAXES	15,023	13,919	590	12,059	11,923	28,942	23,402
Provision for income taxes	2,771	2,565	(17)	2,272	2,310	5,336	4,477
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$12,252	$11,354	$607	$9,787	$9,613	$23,606	$18,925

PER COMMON SHARE DATA:
Basic and Diluted Earnings Per Common Share	$0.77	$0.71	$0.05	$0.86	$0.93	$1.48	$2.02
Diluted Earnings Per Common Share	$0.77	$0.71	$0.05	$0.86	$0.93	$1.48	$2.02
Cash Dividends Declared	$0.20	$0.20	$0.20	$0.20	$0.20	$0.40	$0.39

CONSOLIDATED – AVERAGE BALANCE SHEET AND NET INTEREST INCOME ANALYSIS (Unaudited):

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Three Months Ended
(Dollars in thousands)	June 30, 2022				March 31, 2022				June 30, 2021
	Average			Yield/	Average			Yield/	Average			Yield/
	Balance	Interest		Rate	Balance	Interest		Rate	Balance	Interest		Rate
ASSETS:
Interest Bearing Balances	$5,920	$8		0.54%	$91,543	$13		0.06%	$1,284	$2		0.62%
Investment Securities:
Taxable	501,631	2,740		2.19%	389,034	1,822		1.90%	93,161	430		1.85%
Tax-Exempt	78,775	480	(a)	2.44%	73,614	425	(a)	2.34%	55,811	352	(a)	2.53%
Total Securities	580,406	3,220		2.23%	462,648	2,247		1.97%	148,972	782		2.11%

Federal Funds Sold	415,405	736		0.71%	706,411	314		0.18%	477,001	98		0.08%
Loans and Leases, Net	3,129,334	34,354	(b)	4.40%	3,103,469	35,123	(b)	4.59%	2,609,803	29,908	(b)	4.60%
Restricted Investment in Bank Stocks	4,854	94		7.77%	8,347	131		6.36%	6,865	86		5.02%
Total Earning Assets	4,135,919	38,412		3.73%	4,372,418	37,828		3.51%	3,243,925	30,876		3.82%

Cash and Due from Banks	59,822				57,397				34,683
Other Assets	270,165				267,079				159,084
Total Assets	$4,465,906				$4,696,894				$3,437,692

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,030,237	$462		0.18%	$1,045,678	$461		0.18%	$614,435	$579		0.38%
Money Market	1,079,900	584		0.22%	1,125,094	600		0.22%	791,498	819		0.42%
Savings	357,433	43		0.05%	376,006	58		0.06%	203,468	58		0.11%
Time	516,346	930		0.72%	592,833	1,175		0.80%	432,739	1,460		1.35%
Total Interest-bearing Deposits	2,983,916	2,019		0.27%	3,139,611	2,294		0.30%	2,042,140	2,916		0.57%

Short Term Borrowings	—	—		0.00%	—	—		0.00%	264,661	232		0.35%
Long-term Debt	9,238	107		4.65%	76,157	284		1.51%	74,976	204		1.09%
Subordinated Debt	74,062	661		3.58%	74,189	640		3.50%	44,589	500		4.50%
Total Interest-bearing Liabilities	3,067,216	2,787		0.36%	3,289,957	3,218		0.40%	2,426,366	3,852		0.64%

Noninterest-bearing Demand	853,219				859,463				673,735
Other Liabilities	49,790				53,455				25,585
Shareholders' Equity	495,681				494,019				312,006
Total Liabilities & Shareholders' Equity	$4,465,906				$4,696,894				$3,437,692

Net Interest Income (taxable equivalent basis)		$35,625				$34,610				$27,024
Taxable Equivalent Adjustment		(192)				(196)				(147)
Net Interest Income		$35,433				$34,414				$26,877

Total Yield on Earning Assets				3.73%				3.51%				3.82%
Rate on Supporting Liabilities				0.36%				0.40%				0.64%
Average Interest Spread				3.37%				3.11%				3.18%
Net Interest Margin				3.45%				3.21%				3.34%

(a)

Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $101 thousand, $89 thousand and $74 thousand for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)

Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $91 thousand, $107 thousand and $73 thousand for the three months ended June 30, 2022, March 31, 2022 and June 30, 2021, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

	Average Balances, Income and Interest Rates on a Taxable Equivalent Basis
	For the Six Months Ended
(Dollars in thousands)	June 30, 2022				June 30, 2021
	Average			Yield/	Average			Yield/
	Balance	Interest		Rate	Balance	Interest		Rate
ASSETS:
Interest Bearing Balances	$48,495	$21		0.09%	$1,342	$4		0.60%
Investment Securities:
Taxable	445,644	4,561		2.06%	85,849	815		1.91%
Tax-Exempt	76,208	905	(a)	2.39%	55,377	702	(a)	2.56%
Total Securities	521,852	5,466		2.11%	141,226	1,517		2.17%

Federal Funds Sold	560,105	1,050		0.38%	396,041	177		0.09%
Loans and Leases, Net	3,116,473	69,477	(b)	4.50%	2,571,075	58,314	(b)	4.57%
Restricted Investment in Bank Stocks	6,590	225		6.89%	6,958	181		5.25%
Total Earning Assets	4,253,515	76,239		3.61%	3,116,642	60,193		3.89%

Cash and Due from Banks	54,177				34,363
Other Assets	272,922				161,661
Total Assets	$4,580,614				$3,312,666

LIABILITIES & SHAREHOLDERS' EQUITY:
Interest-bearing Demand	$1,037,915	$923		0.18%	$608,259	$1,157		0.38%
Money Market	1,102,372	1,184		0.22%	767,877	1,597		0.42%
Savings	366,668	101		0.06%	200,686	122		0.12%
Time	554,378	2,105		0.77%	423,259	3,006		1.43%
Total Interest-bearing Deposits	3,061,333	4,313		0.28%	2,000,081	5,882		0.59%

Short-term Borrowings	-	-		0.00%	234,258	406		0.35%
Long-term Debt	42,513	391		1.85%	75,019	408		1.10%
Subordinated Debt	74,126	1,301		3.54%	44,586	999		4.52%
Total Interest-bearing Liabilities	3,177,972	6,005		0.38%	2,353,944	7,695		0.66%

Noninterest-bearing Demand	856,324				648,537
Other Liabilities	51,612				24,529
Shareholders' Equity	494,706				285,656
Total Liabilities & Shareholders' Equity	$4,580,614				$3,312,666

Net Interest Income (taxable equivalent basis)		$70,234				$52,498
Taxable Equivalent Adjustment		(387)				(296)
Net Interest Income		$69,847				$52,202

Total Yield on Earning Assets				3.61%				3.89%
Rate on Supporting Liabilities				0.38%				0.66%
Average Interest Spread				3.23%				3.24%
Net Interest Margin				3.33%				3.40%

(a)

Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $190 thousand and $147 thousand for the six months ended June 30, 2022 and June 30, 2021, respectively, resulting from the tax-free municipal securities in the investment portfolio.

(b)

Includes tax-equivalent adjustments (calculated using statutory rates of 21 percent) of $197 thousand and $149 thousand for the six months ended June 30, 2022 and June 30, 2021, respectively, resulting from the tax-free municipal loans in the commercial loans portfolio.

ALLOWANCE FOR LOAN AND LEASE LOSSES AND ASSET QUALITY (Unaudited):

(Dollars in thousands, except	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
per share data)	2022	2022	2021	2021	2021
Allowance for Loan and Lease Losses:
Beginning balance	$15,147	$14,597	$14,233	$14,716	$13,591
Loans Charged off
Commercial and industrial	—	—	(7)	—	—
Commercial real estate	—	—	(1)	(1,043)	—
Commercial real estate - construction	—	—	—	—	(23)
Residential mortgage	—	—	—	(3)	(7)
Home equity	—	—	—	—	—
Consumer	(9)	(57)	(19)	(11)	(9)
Total loans charged off	(9)	(57)	(27)	(1,057)	(39)
Recoveries of loans previously charged off
Commercial and industrial	—	13	10	1	1
Commercial real estate	—	65	1	140	10
Commercial real estate - construction	—	24	7	—	—
Residential mortgage	2	—	—	2	1
Home equity	1	1	—	—	—
Consumer	10	4	3	6	2
Total recoveries	13	107	21	149	14
Balance before provision	15,151	14,647	14,227	13,808	13,566
Provision for loan and lease losses	1,725	500	370	425	1,150
Balance, end of quarter	$16,876	$15,147	$14,597	$14,233	$14,716

Nonperforming Assets
Nonaccrual loans	$7,551	$7,507	$9,547	$6,339	$8,233
Accruing trouble debt restructured loans	422	430	435	442	449
Total nonperforming loans	7,973	7,937	9,982	6,781	8,682

Foreclosed real estate	69	125	—	11	11
Total nonperforming assets	8,042	8,062	9,982	6,792	8,693

Accruing loans 90 days or more past due	—	133	515	—	—
Total risk elements	$8,042	$8,195	$10,497	$6,792	$8,693

PPP Summary

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands)	2022	2022	2021	2021	2021

PPP loans, net of deferred fees	$4,966	$34,124	$111,286	$229,679	$391,826

PPP Fees recognized	$652	$2,989	$4,426	$8,382	$4,109

RECONCILIATION OF NON-GAAP MEASURES (Unaudited)

Explanatory note: This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Mid Penn’s management uses these non-GAAP financial measures in their analysis of the Company’s performance. For tangible book value, the most directly comparable financial measure calculated in accordance with GAAP is book value. We believe that this measure is important to many investors in the marketplace who are interested in changes from period to period in book value per common share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing tangible book value. Income tax effects of non-GAAP adjustments are calculated using the applicable statutory tax rate for the jurisdictions in which the charges (benefits) are incurred, while taking into consideration any valuation allowances or non-deductible portions of the non-GAAP adjustments. Non-PPP core banking loans are meaningful to investors as they are indicative of portfolio loans and related growth from traditional bank activities and excludes short-term or nonrecurring loans from special programs like the PPP. This non-GAAP disclosure has limitations as an analytical tool, should not be viewed as a substitute for financial measures determined in accordance with GAAP, and should not be considered in isolation or as a substitute for analysis of Mid Penn’s results and financial condition as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Core earnings per common share excludes from income available to common shareholders certain expenses related to significant non-core activities, including merger-related expenses, net of income taxes. For return on average tangible common equity, the most directly comparable financial measure calculated in accordance with GAAP is return on average equity. The efficiency ratio is often used by management to measure its noninterest expense as a percentage of its revenue. Management believes that this non-GAAP supplemental information will be helpful in understanding Mid Penn’s ongoing operating results. This supplemental presentation should not be construed as an inference that Mid Penn’s future results will be unaffected by similar adjustments to be determined in accordance with GAAP. The reconciliation of the non-GAAP to comparable GAAP financial measures can be found in the tables at the end of this release.

Tangible Book Value Per Share

(Dollars in thousands, except	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
per share data)	2022	2022	2021	2021	2021

Shareholders' Equity	$495,835	$494,161	$490,076	$349,308	$341,569
Less: Goodwill	113,835	113,835	113,835	62,840	62,840
Less: Core Deposit and Other Intangibles	7,729	8,250	9,436	3,537	3,804
Tangible Equity	$374,271	$372,076	$366,805	$282,931	$274,925

Common Shares Outstanding	15,878,193	15,960,916	15,957,830	11,433,554	11,408,712

Tangible Book Value per Share	$23.57	$23.31	$22.99	$24.75	$24.10

Non-PPP Core Banking Loans

	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands)	2022	2022	2021	2021	2021

Loans and leases, net of unearned interest	$3,180,033	$3,121,531	$3,104,396	$2,370,429	$2,495,192
Less: PPP loans, net of deferred fees	4,966	34,124	111,286	229,679	391,826
Non-PPP core banking loans	$3,175,067	$3,087,407	$2,993,110	$2,140,750	$2,103,366

Core Earnings Per Common Share Excluding Non-Recurring Expenses

	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021
Net Income Available to Common Shareholders	$12,252	$11,354	$607	$9,787	$9,613
Plus: Merger and Acquisition Expenses	—	329	12,227	198	522
Less: Tax Effect of Merger and Acquisition Expenses	—	69	2,568	42	110
Net Income Excluding Non-Recurring Expenses	$12,252	$11,614	$10,266	$9,943	$10,025

Weighted Average Shares Outstanding - denominator	15,935,003	15,957,864	13,005,895	11,423,487	10,321,838

Core Earnings Per Common Share Excluding Non-Recurring Expenses	$0.77	$0.73	$0.79	$0.87	$0.97

Return on Average Tangible Common Equity
	Three Months Ended
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands, except per share data)	2022	2022	2021	2021	2021

Net income available to common shareholders	$12,252	$11,354	$607	$9,787	$9,613
Plus: Intangible amortization, net of tax	412	380	282	210	218
	$12,664	$11,734	$889	$9,997	$9,831

Average shareholder's equity	$495,681	$494,019	$403,010	$345,816	$312,006
Less: Average goodwill	113,835	113,835	113,835	62,840	62,840
Less: Average core deposit and other intangibles	7,983	8,950	9,436	3,666	3,938
Average tangible shareholder's equity	$373,863	$371,234	$279,739	$279,310	$245,228

Return on average tangible common equity	13.59%	12.82%	1.26%	14.20%	15.72%

Efficiency Ratio
	Jun. 30,	Mar. 31,	Dec. 31,	Sept. 30,	Jun. 30,
(Dollars in thousands)	2022	2022	2021	2021	2021

Noninterest expense	$23,915	$25,745	$34,072	$20,019	$19,456
Less: Merger and acquisition expenses	—	329	12,227	198	522
Less: Intangible amortization	521	481	357	266	276
Less: (Gain) loss on sale or write-down of foreclosed assets, net	(15)	(16)	1	(7)	(19)
Efficiency ratio numerator	$23,409	$24,951	$21,487	$19,562	$18,677

Net interest income	35,433	34,414	29,372	26,994	26,877
Noninterest income	5,230	5,750	5,660	5,509	5,652
Less: Net gain on sales of investment securities	—	—	—	79	—
Efficiency ratio denominator	$40,663	$40,164	$35,032	$32,424	$32,529

Efficiency ratio	57.57%	62.12%	61.34%	60.33%	57.42%